EXHIBIT 99.1

LANBO FINANCIAL GROUP, INC. SIGNS LETTERS OF INTENT FOR ACQUISITIONS OF THREE CHINESE COMPANIES

Tuesday December 14, 1:11 am ET

      Princeton Junction, NJ.--(PR Newswire)--Dec.14, 2004--Lanbo Financial Group, Inc. (OTC BB: LNBO) has signed three letters of intent, each dated November 30, 2004, for the acquisition of 55% of the business of Nanjing Damei Real Estate Development Co., Ltd. ("Nanjing Damei"); 65% of the business of Shenzhen Qingbao Science and Technology Co., Ltd. ("Shenzhen Qingbao") and 60% of the business of Weifang Gongda Tele-communications Co., Ltd. ("Weifang Gongda"). Under the terms of the letters of intent, the closing of the transactions are anticipated to occur in the first half of 2005. In each transaction, Lanbo will pay consideration in the form of stock to certain of the target company's stockholders and make a capital contribution to a joint venture to be formed by Lanbo and the target company.

      Nanjing Damei is a privately-held real estate development company in Nanjing, Jiangsu Province, China, mainly engaged in residential real estate development since its inception in 1994. Nanjing Damei is the first real estate development company in Nanjing which passed ISO9002 certification.

      Nanjing City is located in the delta area of the Yangtze River, a highly-developed region that includes the major port of Shanghai, which is located 60 km away. Lanbo believes this acquisition will further enhance its presence in the real estate market and diversify its investments beyond the Xi'an real estate market.

      Shenzhen Qingbao is a privately-held technology firm focused on manufacturing various cards used in computers, such as sound cards and display cards. Shenzhen Qingbao also engages in system integration and design of networking systems, application of networking production, development of software and hardware, and the assembly and marketing on an agency basis of computers and their accessories and electronic components. It is a member of the Shenzhen Technology Association and has a Class Three Quality Certification of the Ministry of Information Industry. It has export and import business licenses from the appropriate Chinese authorities. Relying on its technological strength and its after-sales custom services, Shenzhen Qingbao has become a marketing representative for many internationally known companies such as Lucent, Cisco, 3COM, Compaq, AMD and Legend, and has obtained the qualification certificates of certain system integrators including Microsoft, Intel and Lucent.

      Weifang Gongda is a Sino-foreign joint venture specializing in manufacturing Electrets Condenser Microphones (ECM). The company has 1680 employees. Weifang Gongda products include three series of omnidirectional, unidirectional and noise canceling electret microphones in two hundred types. The company has the capacity to produce over 16 million units per month. Weifang Gongda has grown to become a leading provider of high-performance and cost effective OEM microphone solutions to the personal computer, telecommunications and multimedia industries. Weifang Gongda microphones can be found in a wide number of products ranging from audio and video conferencing systems to computer monitors and cellular phones. The microphones are also used with different Bluetooth technology items.
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      "We are pleased to announce the potential partnerships among Lanbo and
Nanjing Damei, Shenzhen Qingbao and Weifang Gongda. These partnerships will utilize Lanbo's strength in management and its access to the US equity capital market to keep and enhance the growth of our subsidiaries," stated Pingji Lu, Chairman and Chief Executive Officer of Lanbo.

      Lanbo cannot make any assurances that each of the acquisitions will close. The closing of each of the acquisitions remains subject to Lanbo obtaining financing for the capital contributions it will be obligated to make to the joint ventures it will form with each of the target companies. Additionally, the closing of each of the acquisitions remains subject to the negotiation and execution of a definitive agreement, the completion of due diligence in all respects satisfactory to Lanbo, the completion of a certified audit of the target company according to U.S. GAAP and the receipt of all required approvals and consents from governmental authorities and agencies and third parties. The final purchase price for each acquisition will be subject to adjustments according to a financial valuation of each target company. Lanbo and its affiliates do not have any material relationship with the stockholders party to the letters of intent described above.

About Lanbo:

      Lanbo Financial Group, Inc. (OTC BB: LNBO) is a real estate development company engaged in residential real estate development. Lanbo intends to acquire additional businesses in order to diversify its product portfolio to develop into an industrial concern focused primarily in manufacturing and distribution of industrial products and technology segments. Current Lanbo subsidiaries include Xi'an New Star Real Estate Development Co., Ltd. Lanbo is committed to its mission of the continuing pursuit of excellence in serving its customers, suppliers, team members, partners and shareholders.

Forward-looking Statements:

      Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with Lanbo's current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause Lanbo's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by Lanbo with the Securities and Exchange Commission. Lanbo cannot guarantee its future results, levels of activity, performance or achievements.
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         Contact:

         Lanbo Financial Group Inc.
         Jing Lu
         Email: Lu.Jing@lbfi.cc
         Tel: 86-29-82582644   86-29-87432929
         Fax: 86-29-82582640   86-29-87421199
         Mary Xia (USA)
         Email: maryxia@comcast.net
         Tel: 609 799 1889